Exhibit 10.8

Cancer Prevention Pharmaceuticals, Inc. 1760 E. River Road, Suite 250 Tucson, AZ 85718 Phone: 520-908-7774

August 29, 2013

Christopher Richied

Dear Chris,

I am pleased to inform you that, effective September 2, 2013, your employment with CPP will be as a full-time, regular employee. You will be paid at a full-time rate based on an annual salary of $220,000, which represent an increase in salary of $ 118,000.00 over your present compensation.

Thank you for your exemplary contributions to CPP. I look forward to achieving great things together at Cancer Prevention Pharmaceuticals.

Sincerely,

/s/ Jeff Jacob
Jeff Jacob	Agreed to and Accepted by:
CEO
/s/ Christopher Richied
Date:

www.CanPrevent.com